Exhibit 99.1

Immediate	Roger Bosma President & CEO Joseph Hurley EVP & CFO (973) 697-2000

Lakeland Bancorp Increases Stock Buyback Program

Oak Ridge, New Jersey, July 15, 2004 — Lakeland Bancorp, Inc. (Nasdaq: “LBAI”) announced today that its Board of Directors has authorized an increase to its previously announced stock buyback program. The Board has approved the purchase of up to 500,000 shares of the Company’s outstanding common stock over the next year. This amount represents an increase from the January 2004 authorization of up to 250,000 shares. Repurchases may be made from time to time as, in the opinion of management, market conditions warrant, in the open market, in privately negotiated transactions or otherwise. During the period from January 1, 2004 through July 14, 2004, the Company has repurchased a total of 11,000 shares at an average of $16.41 per share.

Lakeland Bancorp, the holding company for Lakeland Bank and Newton Trust Company, has, after giving effect to its July 1, 2004 acquisition of Newton Financial Corp., total assets of over $1.9 billion with forty-eight (48) offices spanning six northern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. The banks offer an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about our full line of products and services, please visit our websites at www.lakelandbank.com or www.newtontrust.com.